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                                  EXHIBIT 21.1


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                                    Place of              Percentage of equity
         Name                     Incorporation              interest held
         ----                     -------------              -------------

China Pacific                     Hong Kong                       100%
 Corporation Limited

China Pacific Steel,              The British                     100%
 Limited                           Virgin
                                  Islands

Chengdu Chengkang Iron            The People's                     60%
 and Steel Limited                 Republic of
(PRC)                              China

Chengdu Chengkang Iron            The British                      60%
 and Steel Limited (BVI)           Virgin Islands


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